EXHIBIT D(14)
                                    FORM OF
                             ASSUMPTION AGREEMENT



          AGREEMENT made as of July 31, 2000 between THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern"), and NORTHERN TRUST INVESTMENTS, INC., which was formerly named Northern Trust Quantitative Advisors, Inc. ("NTI"), a wholly-owned, indirect subsidiary of THE NORTHERN TRUST CORPORATION.

          WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, pursuant to the terms of an Agreement and Plan of Reorganization, Conversion and Termination, Northern Funds is being reorganized from a Massachusetts business trust to a Delaware business trust as of the date hereof; and

          WHEREAS, Northern was initially appointed as investment adviser to the Small Cap Value Fund (previously named "Small Cap Fund"), Small Cap Index Fund and Stock Index Fund (the "Funds") of Northern Funds pursuant to an Investment Advisory and Ancillary Services Agreement between Northern and Northern Funds; and

          WHEREAS, NTI has previously assumed all rights and obligations of Northern as investment adviser with respect to each Fund pursuant to an Assumption Agreement dated April 1, 1998; and

          WHEREAS, Northern and NTI desire to reaffirm NTI's assumption of Northern's rights and obligations as investment adviser to the Funds.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

      1. NTI hereby reaffirms with respect to Northern Funds' Investment Advisory Agreement dated July 31, 2000 that it has assumed all rights and obligations of Northern thereunder with respect to the Funds.

      2. Northern hereby represents that, in connection with its assumption of rights and obligations of Northern with respect to the Funds, (i) the management personnel of Northern responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, were employees of NTI who continued to provide such services for the Funds, and (ii) both Northern and NTI are wholly-owned subsidiaries of The Northern Trust Corporation. Consequently, Northern believes that the assumption did not involve a change in actual control or actual management with respect to the investment adviser or the Funds.

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      3.  Both parties hereby agree that this Assumption Agreement shall be attached to and made a part of the aforesaid Investment Advisory Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                   THE NORTHERN TRUST COMPANY


Attest:                            By:
        -----------------------        ----------------------------
                                       Title:


                                   NORTHERN TRUST INVESTMENTS, INC.


Attest:                            By:
        -----------------------        ----------------------------
                                       Title:
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